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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*





                          Pancho's Mexican Buffet, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.10 per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   698304 10 2
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                               September 30, 1998
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which
this Schedule is filed:                                        [ ] Rule 13d-1(b)
                                                               [ ] Rule 13d-1(c)
                                                               [X] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.



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                                  SCHEDULE 13G



CUSIP No.  698304 10 2                                         Page 2 of 6 Pages
                                                                   --    --
-------------------------------------------------------------------------------


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
-------------------------------------------------------------------------------
      Estate of Jesse Arrambide
      75-5456557
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) [ ]
                                                                         (b) [X]

-------------------------------------------------------------------------------
3   SEC USE ONLY

-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OR ORGANIZATION

      Texas
-------------------------------------------------------------------------------

            NUMBER OF           5       SOLE VOTING POWER
             SHARES                       183,259
          BENEFICIALLY          ------------------------------------------------
            OWNED BY            6       SHARED VOTING POWER
              EACH                        0
           REPORTING            ------------------------------------------------
             PERSON             7       SOLE DISPOSITIVE POWER
              WITH                        183,259
                                ------------------------------------------------
                                8       SHARED DISPOSITIVE POWER
                                          0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        183,259
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        4.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
        OO - Estate
--------------------------------------------------------------------------------







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                                                             Page 3 of 6 Pages
                                                                 ---  ---

Item 1(a)         Name of Issuer:

                  Pancho's Mexican Buffet, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  3500 Noble Avenue
                  Fort Worth, Texas 76111

Item 2(a)         Names of Person Filing:

                  Estate of Jesse Arrambide

Item 2(b)         Address of Principal Business Offices:

                  3116 Westador Drive
                  Arlington, Texas 76015

Item 2(c)         Citizenship:

                  Texas

Item 2(d)         Title of Class of Securities:

                  Common Stock, par value $.10 per share

Item 2(e)         CUSIP Number:

                  698304 10 2

                                                               Page 4 of 6 Pages
                                                                   ---  ---

Item 3            Status of Persons Filing:

                  (a) [ ] Broker or dealer registered under section 15 of the
                          Act (15 U.S.C. 78o);

                  (b) [ ] Bank as defined in section 3(a)(6) of the Act
                          (15 U.S.C. 78c);

                  (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

                  (d) [ ] Investment company registered under section 8 of the
                          Investment Company Act of 1940 (15 U.S.C. 80a-8);

                  (e) [ ] An investment adviser in accordance with
                          ss.240.13d-1(b)(1)(ii)(E);

                  (f) [ ] An employee benefit plan or endowment fund in
                          accordance with ss.240.13d-1(b)(1)(ii)(F);

                  (g) [ ] A parent holding company or control person in
                          accordance with ss.240.13d- 1(b)(1)(ii)(G);

                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                  (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

                  (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

                  Not applicable.

Item 4            Ownership:

                  (a) Amount Beneficially Owned: 183,259 shares of Common Stock, par value $.10 per share.

                  (b)    Percent of Class: 4.2%.

                  (c)    Number of shares as to which the person has:

                         (i)     sole power to vote or to direct the vote:
                                 183,259 shares of Common Stock, par value $.10 per share.

                         (ii)    shared power to vote or to direct the vote: 0.

                         (iii) sole power to dispose or to direct the disposition of: 183,259 shares of Common Stock, par value $.10 per share.

                         (iv) shared power to dispose or to direct the disposition of: 0.

Item 5            Ownership of 5% or Less of a Class:


                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X].



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                                                               Page 5 of 6 Pages
                                                                   ---  ---



Item 6            Ownership of More than 5% on Behalf of Another Person:

                  Not applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By The Parent Holding
                  Company:

                  Not applicable.

Item 8            Identification and Classification of Members of the Group:

                  Not applicable.

Item 9            Notice of Dissolution of Group:

                  Not applicable.

Item 10           Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




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                                                               Page 6 of 6 Pages
                                                                   ---  ---


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    10-14-98                         ESTATE OF JESSE ARRAMBIDE
     -----------------


                                          By:  /s/ JESSE ARRAMBIDE, III
                                             -----------------------------------
                                          Name:    Jesse Arrambide, III
                                          Title:   Independent Executor of the
                                                   Estate of Jesse Arrambide